News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837

Tupperware Provides Update in Response to the COVID-19 Pandemic

ORLANDO, Fla., April 13, 2020 -- Tupperware Brands Corporation (NYSE: TUP) (the “Company”) today announced its business continuity plans in response to the COVID-19 pandemic, which are aimed to preserve the long-term financial health of the business.

“During these uncertain times, the health and safety of our employees and sales force remains our top priority,” said Miguel Fernandez, President & CEO of Tupperware Brands. “Like many companies navigating this unprecedented environment, we must take prudent and disciplined steps to reduce expenses and maintain necessary financial flexibility and liquidity. Decisions that adversely impact our employees are never easy, and we are deeply appreciative of all of our employees for their commitment to our purpose and our independent sales force. We are confident that our current actions will better position the Company to advance our turnaround, strengthen our financial position and accelerate our growth strategies once we emerge from this challenging time.”

Cost Reductions

In response to the economic and business disruption caused by COVID-19, the Company has implemented the following measures:

•	Elimination of all non-essential operating expenses and capital expenditures, including the continuation of a discretionary spending and travel freeze;

•	Suspension of corporate and unit merit increases globally;

•
A salary reduction of 20% for the Company’s CEO and Executive Vice Chairman for the second quarter; additionally, 20% reduction in cash retainers for the second quarter and waivers of certain other fees for the board of directors; and,

•	Temporary furloughs, leave without pay, or reduction in wages across corporate, factory and market-level associates globally.

In addition to the measures outlined, the Company is advancing its organization realignment and cost reduction programs, including changes to organizational design and supply chain, which the Company estimates will deliver $50 million savings this year.

Maintaining Financial Position

To ensure liquidity during this period of worldwide uncertainty, the Company took the proactive measure and drew down $225 million under its credit agreement on March 30, 2020, as previously announced. An amount of $175 million was drawn and the remaining amount of $50 million was drawn for customary working capital needs during the second quarter of 2020. The Company expects to pay-down the draw prior to the end of the second quarter.

Tupperware Brands ended the 2019 fiscal year with $123 million of cash. Together with the liquidity available under its existing line of credit, and recent actions around operating expenses, working capital, real estate sales and capital expenditures, the Company believes it will be able to fund near-term operations while working diligently towards long-term objectives and value creation.
Rich Goudis, Executive Vice Chairman of Tupperware Brands added, "We are taking these actions to ensure we can deliver value to all stakeholders now and over the long-term. The draw down from our credit agreement was a cautionary step to ensure we have financial flexibility and liquidity during this time, and as we advance efforts to refinance our bonds due in June 2021."

About Tupperware Brands Corporation

Tupperware Brands Corporation, through an independent sales force of 2.9 million, is a leading global manufacturer and marketer of innovative, premium products through social selling. Product brands span several categories including design-centric food preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands. For more information, visit tupperwarebrands.com.

Safe Harbor Statement

Statements contained in this release that are not historical fact and use predictive words such as “confident", “believes", "will", "ensure", “can”, “estimates”, “aimed” and similar words are forward-looking statements. Such forward-looking statements involve risks and uncertainties detailed in our recent periodic reports as filed in accordance with the Securities and Exchange Act of 1934. These risks and uncertainties, including without limitation risks associated with the impact of COVID-19 on the Company’s business operations and financial results, may cause actual results to differ materially from the statements made in this release.

Media: Cameron Klaus, cameronklaus@tupperware.com, (407) 371-9784
Investor Contact: Jane Garrard, janegarrard@tupperware.com, (407) 826-4475

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